Exhibit 99(b)

FOR RELEASE: Monday, Dec. 10, 2007	CONTACT:	Cheryl A. Kilborn
248.813.4700
cheryl.kilborn@delphi.com
DELPHI SIGNS MASTER SALE AGREEMENT FOR ITS GLOBAL STEERING
AND HALFSHAFT BUSINESS — FILES MOTION TO REQUEST HEARING
WITH U.S. BANKRUPTCY COURT
Steering Solutions Corporation, a wholly owned entity of Platinum Equity, LLC, is named lead bidder in the sale of Delphi Corporation’s global steering division
     TROY, Mich. — Delphi Corporation (PINKSHEETS: DPHIQ) has entered into a master sale and purchase agreement with Steering Solutions Corporation, a wholly owned entity of Platinum Equity, LLC, for the sale of its global steering and halfshaft businesses. In addition to the master sale and purchase agreement, Delphi has simultaneously entered into a transaction facilitation agreement pursuant to which GM is making certain commitments to Delphi in connection with the sale.
     Pursuant to the requirements of the Bankruptcy Code, Delphi filed a motion with the U.S. Bankruptcy Court for the Southern District of New York seeking approval of the master purchase and sale agreement and the GM transaction facilitation agreement and requesting a bidding procedures hearing on Dec. 20, 2007. Following entry of an order approving bidding procedures, parties interested in purchasing Delphi’s global steering and halfshaft business would have an opportunity to submit a binding bid. If Delphi receives any qualified bids for its steering and halfshaft business, it would conduct an auction and sell the steering and halfshaft business to the party submitting the highest or otherwise best bid.
     Following the completion of the bidding procedures process, a final sale hearing is anticipated to occur in February 2008. The final sale of Delphi’s global steering and halfshaft businesses and the transaction facilitation agreement are subject to the approval of the U.S. Bankruptcy Court.
     As outlined in the court filing, the master sale and purchase agreement covers the sale of substantially all of Delphi’s global steering and halfshaft businesses, including manufacturing operations, intellectual property, customer and supplier contracts, and interests in joint ventures as well as the transfer of the global employee team to the new company. It is anticipated that the senior leadership of the global business will also transfer to the buyer. All parties remain committed to ensuring a smooth transition for all customers.
     For more information on today’s court filing, go to www.delphidocket.com. To learn more about Delphi, go to www.delphi.com, or about Platinum Equity, go to www.platinumequity.com.
FORWARD-LOOKING STATEMENT
This press release, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility and to obtain an extension of term or other amendments as necessary to maintain access to such facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the EPCA; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in its periodic filings with the SEC and its filings with the Bankruptcy Court) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the risk factors in Part I. Item 1A. Risk Factors, contained therein and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have little or no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.